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                                  Exhibit 99.1

Sunterra Corporation Obtains Court Approval for New Financing with Merrill Lynch


Orlando, FL. (June 13, 2002) - Sunterra Corporation today announced that the United States Bankruptcy Court in Baltimore had approved a proposed $300 million financing commitment from Merrill Lynch Mortgage Capital Inc. Finalizing the new financing is a crucial milestone in achieving Sunterra's goal of reorganizing and emerging from Chapter 11.

"There is no doubt that our ability to secure this level of capital commitment from a leading global financial institution such as Merrill Lynch reflects their confidence in our business plan. It is also a direct reflection of the tireless efforts of the Company's employees and advisors during the last two years to restructure and prepare the Company for emergence from Chapter 11", said Nick Benson, CEO of Sunterra.

The new financing will be utilized to retire Sunterra's existing debtor-in-possession facility, fund other bankruptcy related items and provide a revolving line of credit to fund post-emergence operations. The commitment provided by Merrill Lynch is subject to execution of mutually acceptable loan documentation and certain other closing conditions.

In addition, Sunterra has entered into an amendment to its debtor-in-possession financing agreement with Greenwich Capital Markets, Inc. that provides for an extension of the maturity date of that financing until July 31, 2002.

Chanin Capital Partners, Sunterra's investment banker, advised Sunterra in structuring the new financing commitment.

Sunterra Corporation is one of the world's largest vacation ownership companies, with owner families and resorts in North America, Europe, the Pacific and the Caribbean.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. Certain statements in this release constitute forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding the proposed financing agreement and Sunterra's emergence from its Chapter 11 proceedings. Actual results or developments may differ from those provided for in any of the forward-looking statements

CONTACT:
Mark Rubin                             Nick Benson
Chanin Capital Partners                CEO & President, Sunterra Corporation
(212) 758-2629                         (407) 532 1244

                                           2002 (C) Sunterra Corporation